2015 EarthLink Access Management Save-Sharing Executive Bonus Plan

Eligible Employees

Regular EarthLink employees, classified as Executive Vice President, Network Services and specifically identified as eligible to participate in this bonus plan provided they meet the criteria below.

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EarthLink Employees: This includes all EarthLink employees under the common law employer, EarthLink Shared Services, LLC. as well as new hires into this legal entity (so long as they meet the New Hire Eligibility outlined below).

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Employment Status: Eligible employees must be actively employed on the date of the bonus payment to receive a bonus. Exceptions to this policy include any employee whose position was eliminated after March 31, 2015 and who is otherwise eligible to receive severance under one of the Company’s severance plans. In this case, the employee will remain eligible to participate in the bonus plan based on duration of employment to the date of termination, and based on company and individual performance during the applicable performance period.

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Alternative Incentive Plans: Employees are eligible to participate in the Access Management Save-Sharing Bonus Plan in addition to the EarthLink Corporate bonus plan. Employees may be eligible for a pro-rata Save-Sharing bonus in addition to Corporate Bonus if they are in an Access Management position for at least two months during the year.

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Performance Conditions: Employees whose performance is assessed as “Inconsistent” or “Requires Improvement” or “Does Not Meet All Expectations” or the equivalent of any of these will have a reduced or no bonus payout for the performance period.

2015 Access Management Save-Sharing Bonus Plan Design & Corporate Priorities
EarthLink’s 2015 Access Management Save-Sharing Bonus Plan establishes performance metrics for the 2015 calendar year. If established performance metrics required for bonus payment are achieved, payment will be made after final results are determined, and typically in February following the conclusion of the performance period, but not later than March 15, 2016.

The 2015 Access Management Save Sharing Bonus Plan performance metrics are established by management. The Performance Metrics are measureable outcomes that demonstrate achievement against the following

2015 Plan Performance Metric
The 2015 Plan is funded based on the over-achievement of a stretch goal of $__ million dollars in access savings or other margin improvement initiatives included CABS settlements, with a cap of $__ million dollars in access savings, and is designed to be achieved during the performance period of January 1, 2015 through December 31, 2015. All eligible employees are aligned to these metrics, subject to further differentiation by role, level, and degree of expected impact on the saving.

How the Access Management Save Sharing Bonus Plan Works
For each $1.00 achieved over the $__ million dollar stretch goal, up to $__ million, $.05 per $1.00 will be used to fund the bonus pool at maximum ($__). Savings determination and calculation will be tracked and verified by EarthLink corporate Finance. The final amount of the bonus may be adjusted by Earthlink based on achievement of Earthlink’s revenue target as well as other factors including but not limited to equipment sales. All payments under this plan will be made only after Earthlink has had an opportunity to complete financial audits and evaluations necessary to calculate the compensation under the plan.

How the Bonus Plan Works: Calculating Individual Bonus Payments and Timing of Payments
Assuming the Performance Metric is achieved to fund the bonus plan as outlined above, eligible employees may receive a bonus payout based on the bonus pool multiplied by their personal eligibility percent.

Minimum Performance Requirements:
In order to receive a payout based on this calculation, employees must be, at a minimum, “Meeting Expectations” as assessed by management. Performance reviews will be required prior to the bonus payout. Employees whose performance is assessed as, “Inconsistent” or “Requires Improvement” or “Does Not Meet All Expectations” or the equivalent of any of these will have a reduced or no bonus payout for the performance period.

Timing of Payments:
The Save-Sharing Bonus payment, if any, will be made after final results are determined, and typically in February 2016, but not later than March 15, 2016.

Method of Payments:
Manager and above level participants: will receive cash payments for the Access Management Save-Sharing Bonus based on actual savings results up to 50% of the payment, and can be paid in restricted shares of company stock for the remaining amount of payment.

If paid in shares of stock, the total number of shares issued would be calculated by dividing the total payment due (in dollars) by EarthLink’s share price, and then rounded to the nearest whole share. Any shares awarded as payment will be fully vested at the time of the award.

EarthLink’s Board of Directors maintains the ultimate discretion on the final form of payment.

Finally, all bonus payments are subject to required State, Federal or other applicable tax withholdings, Social Security and Medicare. Bonuses paid in cash will be eligible for 401(k) deferrals.

Helpful Definitions

Eligible Earnings:
The Save-Sharing bonus amount is calculated in part based on regular earnings paid during the calendar year. Regular earnings include base pay, on-call pay, and paid time off (holiday pay, eTime pay, ABC leave, bereavement pay, jury duty and supplemental military leave pay). Regular earnings specifically exclude bonuses of any kind, incentive compensation payments or value of incentive goods or services, relocation allowances, rideshare reimbursements, severance pay, WARN pay (or “in lieu of” pay), and payment of eTime and/or sabbatical that is paid in a lump sum.

Bonus Opportunity:
Each bonus-eligible position has a Bonus Opportunity determined by their Pay Band, role and level of impact to the Access Management Savings results. Bonus Opportunity is communicated to employees in a memo of understanding. The Bonus Opportunity refers to the calculation that will be used to determine individual bonus payout. In the case of changes to the employee’s position or position level, Bonus Opportunity will be pro-rated for the period of time in which the employee was in an eligible role.

Exceptions to the Plan
Exceptions to the EarthLink Employee Bonus Plan because of an employee’s disability, death, retirement, or other extenuating circumstances, require the approval of the Vice President Human Resources and the executive leader of the employee’s business unit, providing at least two levels of line approval.